Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1500

Sinclair Broadcast Group Agrees to Issue Two Series of Notes

BALTIMORE (May 15, 2003) -- Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it has agreed to issue $100 million of Senior Subordinated Notes (the “Senior Subordinated Notes”) and $125 million of Convertible Senior Subordinated Notes (plus an option granted to certain initial purchasers to acquire an additional $25 million of the convertible notes) (the “Convertible Notes”).  The Convertible Notes placement was upsized from the Company’s previously announced proposed offering of $100 million with a $20 million over allotment.

The Senior Subordinated Notes will be an add-on issuance under the indenture relating to Sinclair’s existing 8% Senior Subordinated Notes due 2012.  The Senior Subordinated Notes have been offered only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended) and/or to non-U.S. persons pursuant to Regulation S under the 1933 Act.

The Convertible Notes will mature in 2018 and will be convertible into Class A common shares of Sinclair Broadcast Group, Inc. at the option of the holder upon certain circumstances and at a fixed conversion rate.  The Convertible Notes have been offered only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended) and/or to non-U.S. persons pursuant to Regulation S under the 1933 Act.

Sinclair intends to use the net proceeds of the two series of notes to finance the repurchase or redemption of its existing 11.625% High Yield Trust Offering Preferred Securities (“HYTOPS”) due March 15, 2009 and for general corporate purposes, which may include the repayment of bank debt.

The Senior Subordinated Notes, the Convertible Notes and the shares of class A common stock issuable upon conversion of the Convertible Notes agreed to be offered by Sinclair have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Senior Subordinated Notes or the Convertible Notes.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies and the credit markets and the risk factors set forth in the Company’s most recent report on Form 10-K, as amended, filed with the Securities and Exchange Commission on May 9, 2003.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

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